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                                                                       EXHIBIT 4

                           JOINT PROSECUTION AGREEMENT

                  This Agreement is dated as of the 21st day of August, 1997 by and among BUCYRUS INTERNATIONAL, INC. ("BI"), and JACKSON NATIONAL LIFE INSURANCE COMPANY ("JNL"), both for itself and in its capacity as a representative of the estate of Bucyrus Erie Company ("Bucyrus") pursuant to
Section 1123(b)(3)(b) of the Bankruptcy Code.

                  WHEREAS, BI is the successor in interest to Bucyrus-Erie Company ("Bucyrus") and B-E Holdings, Inc. ("Holdings" and, collectively with Bucyrus, the "Debtors") under the Debtors' Second Amended Plan of Reorganization (the "Plan") which was consummated on December 14, 1994 in proceedings (the "Bankruptcy Proceedings") captioned In re B-E Holdings, Inc. and Bucyrus-Erie Company, Case Nos. 94-20786, 94-20787 (Bankr.E.D.Wis.) (RAE) in the United States Bankruptcy Court for the Eastern District of Wisconsin (the "Bankruptcy Court");

                  WHEREAS, JNL objected in February, 1995 to the application for compensation of fees and expenses of Milbank, Tweed, Hadley & McCloy ("Milbank") for its representation of Bucyrus in the Bankruptcy Proceedings, JNL appealed the Bankruptcy Court's partial award of fees and expenses to from Bucyrus to Milbank in April 1996, Bucyrus subsequently joined in that objection in January, 1997 and JNL and Bucyrus are now prosecuting that objection and seeking disgorgement to Bucyrus of up to approximately $1.8 million of fees and expenses previously paid to Milbank (the "Disgorgement Claim"), as well as sanctions and other relief;



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                  WHEREAS, the Disgorgement Claims would have been lost but for the efforts of JNL to preserve Bucyrus' rights in them by objecting to Milbank's fee application, appealing the Bankruptcy Court's allowance of Milbank's fees and thereafter discovering Milbank's fraud on the Bankruptcy Court, Bucyrus and JNL in the course of monitoring the trial between Mikael Salovaara and Alfred C. Eckert, all at great effort and expense to JNL at a time when Milbank still represented Bucyrus;

                  WHEREAS, BI and JNL each have additional claims against Milbank and each of them had contemplated commencing separate additional actions against Milbank, its partners and others for malpractice, fraud and other claims related to and in connection with Milbank's representation of the Debtors and BI and other matters before, during and after the Bankruptcy Proceedings;

                  WHEREAS, Milbank has asserted that it will pursue counterclaims and other legal remedies against both BI and JNL if they in fact pursue any of their claims against Milbank;

                  WHEREAS, Milbank has also alleged that BI owes payment to Milbank for billed and unbilled fees, expenses and other charges arising after December 14, 1994 in an alleged amount of approximately $1,000,000 (collectively, the "Milbank Fees");

                  WHEREAS, BI and JNL both believe that their respective Milbank Claims may in some instances overlap, be duplicative of or conflict with each other and JNL and BI also disagree as to the extent to which each of them has the right to prosecute and retain the proceeds of certain of such claims;


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                  WHEREAS, BI wishes to avoid the cost and expenditure of time and effort involved in prosecuting claims against Milbank and defending any counterclaims and other proceedings brought by Milbank in response to such claims and Jackson has agreed to advance such costs and expenses on behalf of BI and to indemnify BI for them;

                  WHEREAS, BI and JNL both wish to avoid the potential for confusion and conflict which may ensue if they separately prosecute their respective claims against Milbank;

                  WHEREAS, JNL made an application for reimbursement of its professional fees and expenses incurred in the Bankruptcy Proceedings pursuant to Section 503(b) of the Bankruptcy Code (the "503(b) Claim"), the Bankruptcy Court allowed that application to the extent of $500, JNL appealed the Bankruptcy Court's ruling to the United States District Court for the Eastern District of Wisconsin, that court has now referred the 503(b) Claim back to the Bankruptcy Court and BI continues to oppose the 503(b) Claim; and

                  WHEREAS, BI and JNL believe that continuing the dispute between them over the 503(b) Claim may impede their ability to prosecute the Milbank Claims and they accordingly both wish to compromise and settle their disagreements over the 503(b) Claim and the prosection of claims against Milbank;

                  NOW, THEREFORE, the parties have agreed as follows:

                  1. Effective September 1, 1997, JNL and BI shall jointly prosecute all of their respective claims against Milbank (collectively, the "Milbank Claims") in their respective names



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subject to the terms and conditions of this Agreement. All proceeds of the
Milbank Claims will be allocated as follows: (i) first, to pay, or to reimburse the prior payment of, all bona fide third party costs, expenses and liabilities incurred on or after September 1, 1997 in connection with the Milbank Claims including, without limitation, the reasonable fees and disbursements of counsel and other professional advisors and all other amounts contemplated by the first sentence of Paragraph 2 below; (ii) the next $8,675,000 of proceeds from the Milbank Claims, if any, will be paid to JNL, provided that Bucyrus will retain ten percent of the proceeds of the Disgorgement Claim, if any, and direct payment to JNL of the balance of such proceeds; and (iii) all additional proceeds of the Milbank Claims will be divided equally between JNL and BI. Notwithstanding the foregoing, BI shall also receive the benefit of any reduction of any obligation it may have to pay the Milbank Fees. JNL and BI will each provide the other with all such documentation available to it which evidences expenses contemplated by this Paragraph 1 as the other party shall reasonably request. JNL may, in its discretion after consultation with the designated representative of BI, direct prosecution of the Milbank Claims in a manner and to the extent which JNL reasonably deems necessary to minimize the cost and expense of doing so, provided, however, that BI and JNL shall at all times vigorously prosecute the defense of Milbank's claims or counterclaims for the Milbank Fees.

                  2. JNL shall advance all of the costs and expenses of prosecuting the Milbank Claims incurred on or after September 1,



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1997 and shall indemnify and hold BI and the Debtors harmless in connection with all of the Milbank Claims on the same terms and conditions as those which were provided for in the Indemnification Agreement dated as of November 30, 1994 between the Debtors and JNL as if the Milbank Claims were "Claims" thereunder. Notwithstanding the foregoing, BI shall bear the cost of: (i) its own reasonable general and administrative expenses for work done and time spent by employees who are not officers; (ii) the first fifteen days of interview, preparation, deposition, witness or related time spent by officers of BI other than Willard
R. Hildebrand; (iii) incidental time spent by officers of BI; (iv) BI's own gross negligence, willful misconduct and its actions or omissions taken or made in contravention of the terms and conditions of this Agreement; and (v) payment (as distinguished from netting), if any, of the Milbank Fees. JNL may direct and implement the manner of prosecution and terms of settlement or other resolution of the Milbank Claims in its discretion, provided that if JNL for any reason elects to resolve, settle or cease prosecution of any or all of the Milbank Claims, JNL shall give BI notice of its decision to do so. BI thereupon may, but shall not be obligated to, elect within ten business days to prosecute such Milbank Claims upon payment to JNL of all amounts JNL would have received under this Agreement, if any, after giving effect to the terms of such proposed resolution, settlement or cessation of prosecution as to which JNL has given BI notice, whereupon BI may thereafter prosecute such Milbank Claims, and retain all recoveries


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therefrom, at its own cost and expense. In that event, BI thereafter shall indemnify and hold JNL harmless on the terms and conditions of the first two sentences of this Paragraph 2 as if BI were the indemnifying party and JNL the indemnified party thereunder and this Paragraph 2 shall otherwise thereafter be of no further force and effect as to the Milbank Claims in question.

                  3. JNL and BI agree to settle and resolve the 503(b) Claim on the terms and conditions set forth in, and as evidenced by, a Settlement Agreement in the form of Exhibit A attached.

                  4. BI, the Debtors and JNL have shared and will continue to share legal advice, work product, attorney-client privileged communications and other confidential information received from their respective counsel which pertains to the Claims (collectively, together with the terms and conditions of this Agreement, the "Confidential Information"), and they agree that when any Confidential Information has been or is shared, their respective counsel have been and will be acting as consultants to one another in conjunction with the Claims. BI and JNL each waive all conflicts of interest, if any, which their respective counsel have or might have had with respect to the Milbank Claims of the other.

                  5. JNL and BI each covenant and agree with the other that they each will provide the other with all information and all other cooperation which they reasonably can provide in order to effectuate the proposes of this Agreement, to promote the parties' ability to prosecute the Milbank Claims on the terms and conditions of this Agreement, as well as any other claims which


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JNL may in its discretion pursue against Non-Released Persons under the Plan and any other party connected with the Bankruptcy Proceedings (collectively, the "Claims"), and otherwise to comply with the terms and conditions of this Agreement. Without limitation of the foregoing, JNL, BI and the Debtors will at all times: (i) to the extent they have any right to do so, make all of their present and former officers and employees available to cooperate in prosecuting the Claims and cause them to do so; (ii) share and make available, and allow the review and copying of all documents and other information which may be relevant to the Claims; and (iii) execute and deliver any and all agreements, documents and instruments, in their own name or otherwise, to the full extent of their legal power and authority, which either JNL or BI may reasonably request in order to prosecute and pursue the Claims pursuant to and in accordance with the terms of this Agreement. JNL and BI shall each be entitled to injunctive relief to enforce the terms and conditions of this Paragraph 5.

                  6. Nothing in this Agreement shall constitute or is intended to be a waiver of any attorney-client, work product or any other privilege or immunity, including protections or requirements imposed by or available under any applicable law. All documents and other information contemplated hereby shall remain jointly subject to the attorney-client privilege and the work product privilege, and will be kept confidential by JNL and BI, except as reasonably needed to review, pursue and litigate the Claims. Each of the parties to this Agreement agrees that it will not disclose any Confidential Information, except to the


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extent reasonably necessary to implement the terms and conditions of this
Agreement, to prosecute the Claims and as otherwise required by applicable law or a court or government agency of competent jurisdiction, in each case to the extent that the same: (i) is not publicly available; or (ii) was not or could not be obtained from another source not bound by any obligation of confidentiality to either party hereto. Without limitation of the foregoing, if either party receives any subpoena or other request for disclosure of Confidential Information, the party receiving the same shall so notify the other party as promptly as practicable and both parties shall cooperate with each other in any efforts which either of them reasonably elects to pursue at their own expense in order to preserve the confidentiality of the information in question.

                  7. Nothing in this Agreement shall constitute an agreement by BI or JNL to limit its freedom or ability to make its own independent, unilateral decisions about the conduct of its business or any other matter, except to the extent expressly set forth in this Agreement. This Agreement is intended to facilitate cooperation between BI and JNL in reviewing, pursuing and litigating the Claims. BI and JNL hereby covenant that they will act in good faith toward one another in their use of the Confidential Information and will make all reasonable efforts to protect each other's interest when using any Confidential Information received from one another in reviewing, pursuing and litigating the Claims.

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                  8. Nothing in this Agreement shall be construed as limiting or waiving the right of Jackson to pursue or realize all of the proceeds of any Claim which is not a Milbank Claim. Nothing in this Agreement shall be construed as an admission by any person that any claim, defense or objection of any other person has merit. Nothing in this Agreement shall constitute or evidence an assignment by either party hereto of any of its rights in its own respective Milbank Claims to the other.

                  9. BI and JNL each represent and warrant to the other that it has the requisite power and authority under its respective organizational documents and otherwise (if applicable) to execute and deliver this Agreement, that this Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms. No other representations or warranties of any kind have been made to induce any party to enter into this Agreement. This Agreement represents the entire agreement between the parties and supersedes all prior negotiations, representations or agreements between the parties, either written or oral, on the subject hereof including, without limitation, the Joint Privilege and Confidentiality Agreement between the parties hereto dated April 9, 1997, which shall be of no further force and effect as to future events. No amendment, change or modification of any provision of this Agreement, or any waiver thereof, shall be effective unless in writing signed by the party to be charged. BI and JNL shall each bear their own costs and expenses incurred


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prior to September 1, 1997 and otherwise in connection with the negotiation, execution and delivery of this Agreement. This Agreement shall bind and inure to the benefit of the principals, agents, representatives, successors, heirs and assigns of the parties hereto.

                  10. The parties agree to resolve any controversy or dispute arising under or relating to this Agreement (except to the extent otherwise provided in Paragraph 5) in binding arbitration before a panel of the American Arbitration Association, or another alternative dispute resolution forum mutually acceptable to the parties, and pursuant to the rules and procedures of that organization. Any such arbitration will take place in New York City. The terms and language of this Agreement are the result of negotiations between the parties hereto and there shall be no presumption that any ambiguities in this Agreement should be resolved against either party hereto. Any controversy concerning the construction of this Agreement shall be decided without regard to authorship.

                  11. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. This Agreement shall in all respects be interpreted, enforced, governed and construed by and under the laws of the State of New York without reference to principles of conflicts of law or choice of law.

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                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                                  By:  /s/ Willard R. Hildebrand
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                                       for Bucyrus International, Inc.,
                                       Bucyrus-Erie Company and B-E
                                       Holdings, Inc.

                                  By:  /s/ F. John Stark, III
                                       ----------------------------------
                                       PPM America, Inc., as attorney-in-
                                       fact for Jackson National Life
                                       Insurance Company




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